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[PROTECTION ONE LETTERHEAD]

Exhibit 99.1

PROTECTION ONE APPOINTS
DELOITTE & TOUCHE AS AUDITORS

        TOPEKA, Kan.—(BUSINESS WIRE)—May 30, 2002—Protection One (NYSE:POI), one of the nation's leading providers of monitored security services, announced today that Deloitte & Touche LLP has been appointed as the Company's independent auditor for 2002. Deloitte & Touche will replace Arthur Andersen LLP as the independent auditor for the Company.

        The appointment of Deloitte & Touche was made on the recommendation of the Audit and Finance Committee of the Board of Directors and concludes an evaluation process initiated earlier in the year.

        The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles, practices or financial disclosure. "During its tenure as the company's independent auditor, Arthur Andersen provided quality service and demonstrated a high level of professionalism," said Darius G. Nevin, the Company's chief financial officer.

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        Protection One, one of the leading commercial and residential monitored security services companies in the United States and a leading security provider to the multifamily housing market through Network Multifamily, serves more than one million customers in North America. Protection One is also a proud sponsor of the Protection One 400, a multi-year NASCAR Winston Cup Series Race at Kansas Speedway. For more information on Protection One, go to http://www.ProtectionOne.com.

        Forward-looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as "we believe", "we anticipate," "we expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, attrition, litigation, impact of accounting rule changes, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest rates, and our ability to enter new markets successfully. Our actual results may differ materially from those discussed here. See the company's Annual Report on Form 10-K for the year ended December 31, 2001, and current reports on Form 8-K for further discussion of factors affecting the company's performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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  Exhibit 99.1